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Dear Shareholders, We delivered another strong quarter, with our scale and critical advantages helping us continue to serve our customers, retailers, brands, and shoppers even better. In Q3, we increased GTV 11% year-over-year to $8,303 million. We also hit our fourth straight quarter of positive GAAP net income, along with solid growth in adjusted EBITDA and operating cash flow compared to last year. As the category leader in both small and big baskets, we see it as our job to further accelerate adoption in a vastly underpenetrated online market. To do so, we’re focused on deepening our integrations with retailers, which strengthens our entire ecosystem. One of the most important indicators of growth on our platform is the depth of integration with retailers. I cannot emphasize this point enough. Retailers that launched at least one new service with us in the previous 12 months1 — like EBT SNAP, pickup, alcohol delivery, virtual convenience, loyalty integration, or enterprise solutions like Storefront Pro — have grown their sales, on average, nearly twice as fast so far this year as partners without launches. When it comes to driving growth, depth of integration is so much more important than exclusivity. In fact, the majority of our GTV is not exclusive today and so far this year, across our top 20 retailer partners, non-exclusive retailers grew faster with us than exclusive retailers on average. This is because deeper integrations lead to a better product for customers. For example, we can be more affordable because we have EBT SNAP, loyalty, and flyers — our digital circular — integrated with the majority of our top 20 retailers. In the past year, we’ve helped customers save more than $1.1 billion on marketplace orders, and the more than $5.35 in savings per order we helped generate this quarter increased by 18% compared to Q3’23. To build on this momentum, we just launched flyers with Kroger, and every featured item will soon be priced at parity with in-store prices. Instacart customers can now also collect fuel points when they use their Kroger loyalty card on our marketplace. We can also offer the best quality service because of the scale and depth of our integrations. Getting exactly what you ordered is critical to driving better customer retention, and it’s even more challenging for large baskets over $75, which represent 75% of the industry. By integrating with retailers’ inventory systems and combining that with our prediction models based on more than 1 billion orders, we’re able to deliver best-in-class found and fill rates. And we’re extending our lead even further with new innovations like our Carrot Tags software, which integrates with retailers’ electronic shelf labels and helps shoppers find items more easily by flashing an LED light. Schnucks recently rolled out Carrot Tags chainwide and we observed an approximately one percentage point improvement in found rate as a result of our pick-to-light technology. The value of deep retailer integrations is even more apparent when you look at our enterprise technology for retailers’ owned and operated websites. As an example, we’ve powered Sprouts.com since 2018, and we recently relaunched their site on our new Storefront Pro solution. As part of this upgrade, we built more than 30 new customizable offer types, which are immediately available to all 1,500+ of our retail banner partners to provide customers with more ways to save and help further accelerate growth. We also created 120 additional features for Sprouts, including a clickable flyer and loyalty hub, which can be leveraged across other white-label storefronts and our marketplace as well. 1 Refers to 12 month periods ending at the end of each quarter in 2024. 1

Because we have already built integrations with retailers’ core systems — from their point-of-sale to catalog to loyalty programs to couponing — we can much more easily launch new technology offerings for their stores as well, which gives us a right to win in omnichannel. For example, we recently launched FoodStorm — our deli, prepared food, and catering solution — with grocers including Giant Eagle and Lucky Supermarket. We’re also continuing to broaden Caper Cart deployments across more than a dozen grocers, including big names like ALDI, Coles, Kroger, Schnucks, and Wakefern, as well as many regional and local independent grocers. Retailers have seen an increase in basket size and we’ve heard great customer feedback across grocers of many different sizes and markets, giving us confidence that this product can scale to a wide variety of grocers. Deeper integrations are also driving our growth on the advertising side because every new retailer site that we power expands our scale and makes advertising through Instacart’s ad network even more attractive for brands. Since the start of 2023, we’ve launched our Carrot Ads technology with approximately 70 new partners and now nearly 220 retailer banners utilize Carrot Ads to power their retail media business and offer ads on their e-commerce sites. This includes expansions with our existing retail partners and net-new partners, like online grocer Thrive Market and B2B food service ordering platform Cut+Dry. Since brands ultimately want to work with ad platforms that can serve them across all channels, the foundation we’re laying — with our data, scale, performance, measurement capabilities, and omnichannel presence with Caper — positions us well to become that go-to, one-stop shop. These are just a few ways that our strategy of deeply integrating with our partners sets us apart from the competition and will fuel our future growth. We’re also continuing to grow our selection advantage by welcoming new partners and expanding with existing ones. Recently, we onboarded Empire Foods, the second-largest grocery group in Canada and parent company to Sobeys, which now makes Instacart the only marketplace with all of the top 5 Canadian grocers on our platform. Also in Canada, last week we expanded our partnership with Walmart, adding 40 more stores to our marketplace while also powering fulfillment on orders placed on their owned and operated website for those stores. Beyond the best grocery selection, we’ve also added hundreds of thousands of restaurants to Instacart through our partnership with Uber Eats in the U.S. We’re pleased to see our thesis for bringing restaurants onto our platform playing out with especially high engagement from our Instacart+ members. Early data shows that on average, customers who place restaurant orders are ordering groceries more frequently and spending more on grocery orders than they did prior. Overall, our business is strong and we remain hyper-focused on extending our lead as the leading grocery technology company in North America by doubling down on our critical advantages and growing the pie for our stakeholders. With the grocery market still vastly underpenetrated online, we’re taking an aggressive approach to reinvesting in opportunities that we believe can drive long-term growth while steadily expanding profitability. I’m proud of how our team is executing across all aspects of our business and continue to feel highly confident in our ability to generate more shareholder value over time. This is why as of Q3, we cumulatively repurchased $1,432 million worth of shares at a weighted average price of $30.27. As of September 30, we had $68 million of buyback capacity and today announced that we authorized a $250 million increase to our buyback program. Fidji Simo Chief Executive Officer 2

Additional Business Updates Consumers We’re constantly investing in ways to make our service more personalized and interactive for our customers, while also helping them find more ways to save on Instacart. ● Continued to make Instacart more affordable by adding flyers for more stores including Kroger and Schnucks. Additionally, our new low-and-no cost delivery options — Saver, our lowest-cost same-day delivery option; and Super Saver, our free next-day delivery option — are popular options, especially among new users who choose these options on 1 in 5 orders. ● On our homepage, we’re also providing customers with instant access to restaurant discounts and notifications from local favorites that match their taste profiles. Customers can now add an Instacart shop to their restaurant orders, starting with alcohol and beverage items delivered from Instacart retailers. ● Expanded Family Accounts, a feature that lets people shop together and share the benefits of their Instacart+ membership including $0 delivery fees on grocery, retail, and restaurants. Now, each Instacart+ member can add three family members instead of just one. On average, Family Accounts have larger basket sizes as customers find it more convenient to shop together. ● Added new Instacart Business features, including a receipt export functionality that helps customers with expense tracking and reporting, order guides that help ensure purchasing teams are buying compliant items, and unlocked case deals and discounts with Chef’s Store, allowing Instacart Business customers to save on bulk orders. We also enrolled new partners includingWyndham Hotel Group, a hotel and hospitality company and United Franchise Group, home to a number of franchised companies. ● Carebot, our new AI-powered customer support agent, now handles more than a third of care interactions and provides customers with an even more efficient experience as it can now take actions to help instantly address order issues, refunds, cancellations, and more. Retailers We’re continuing to deepen our integrations with retail partners on Instacart Marketplace and extend our enterprise and omnichannel technology and tools. ● Welcomed new retailers to our marketplace, including: ○ 250 Empire Foods banner stores in Ontario including Sobeys, Farm Boy, Longo’s, and FreshCo. ○ Regional grocers like Busch's Fresh Food Market andMarc's, and pet supplier Bosley's. ○ Party City’s more than 700 locations across the U.S. ● To help customers access even more savings online, including: ○ Expanded loyalty integrations with Albertsons, Food Lion, and Kroger. ○ Enabled customers to purchase BJ’s “The Club Card” memberships on Instacart Marketplace, driving membership sales for BJ’s and unlocking additional savings for customers. ● The Save Mart Companies, Sprouts Farmers Market, Harmons and Rosauers upgraded their owned and operated websites on Storefront Pro, our premier white-label e-commerce experience, as a way to expand their e-commerce presence. ● Launched fulfillment-as-a-service solutions forMeijer’s owned and operated websites. ● Continued momentum with Caper Carts, including: 3

- Launched **new capabilities**, including gamified quests, location-based coupons, and aisle-aware advertising formats, driving new savings for customers and opportunities for brands and retailers to engage with customers as they shop in-store. Early retail partners include **Schnucks** and **Wakefern**.
- Launched carts at regional favorites **Bowman's Market** and **Soelberg's Market** in Utah, **Queen's Price Chopper** in Kansas, and added more carts for several retailers, including at **Kroger**, **Wakefern**, and **McKeever's Price Chopper** stores.
- Expanding Caper Carts to its second **international** market by launching with **Coles Supermarkets** in Australia in the coming months. This follows our rollout with ALDI in Austria earlier this year.

- Continued momentum with other in-store technologies, including:
  - In addition to the chainwide roll out of **Carrot Tags** at ALDI and Schnucks stores, launched the pick-to-light technology at select **Gelson's**, **Giant Eagle**, **Hornbacher's**, and **Hy-Vee** stores. Carrot Tags, which activate a flashing light on an in-store electronic shelf tag to help locate items on the shelf are now available in over 2,500 stores.
  - Improved **FoodStorm**'s order pickup and out-of-stock functionality, both of which will help retailers provide higher-quality service during the upcoming holiday season.

Brands

We're continuing to find new ways to partner with over 6,000 active brand partners to drive incremental growth and connect with high-intent customers.

- Added new capabilities that make it easier for **emerging brands** to more efficiently build their catalog and begin advertising their products on Instacart. For example, we strengthened our product library, offering new tools like image-cropping and real-time inaccuracy warnings.
- Launched **Free Gift** offers, our fresh take on sampling, allowing brands to reach a targeted group of consumers with full-sized products to try for free. In one study, we saw 80% of free gift redeemers were new to the product sample and 39% of redeemers go on to buy the product.
- Demonstrated strong **Carrot Ads** momentum, launching a new retail media business for **Thrive Market**, an online retailer with more than 1.5 million customers, and signing a new Carrot Ads agreement with **Cut+Dry,** an ordering platform for foodservice manufacturers, distributors, and restaurants.
- **Expanded display ad formats to Canada**, which allow brands to launch comprehensive, full-funnel marketing campaigns on Instacart.
- Launched new **location-aware advertising formats on Caper Cart**, helping CPGs reach customers with dynamic ad placements on the cart's screen as they walk down the store aisle. Early brand partners include **General Mills** and **PepsiCo**, building on the Caper Cart ads pilot we announced earlier this year.
- Continued to build momentum in **off-platform partnerships**, where we leverage Instacart's first-party data to help CPGs better reach the right consumers off the Instacart platform. In addition to our existing partnerships with **Google**, **NBCUniversal**, **The Trade Desk**, and others, we:
  - Expanded our partnership with **Roku**, by deploying new interactive formats including **shoppable ads** and **home screen ads**, and leveraging **enhanced targeting capabilities** for streaming advertisers.
  - Continued to help brands succeed on social, including **Molson Coors**, whose recent Instacart-powered campaign on **Meta's social platforms** achieved over 4X return on ad spend, with more than half of purchases coming from new-to-brand customers.
- Established a new partnership with **Ibotta**, giving Instacart customers access to Ibotta's industry-leading catalog of digital coupons to help save money.
- Released **new measurement case studies** with Amylu Foods, Home Chef, JonnyPops, Molson Coors, and Yo Mama's Foods, highlighting how Instacart Ads help brands maximize sales and increase brand recognition.

Q3 2024

4

Shoppers

We're constantly improving the shopping experience on Instacart so that the approximately 600,000 Instacart shoppers on our platform can continue delivering superior customer service.

- Launched the new **"Business Around Me" feature** in the app, which gives shoppers a real-time indication of demand around them, helping them decide whether to go online or not. The feature increased utilization and engagement for Diamond and Platinum shoppers.
- Completed a promotion with Upside, our gas perks partner, to thank our dedicated shoppers. Upside doubled cash back for Cart Star shoppers who fueled up using the Upside app.
- Rolled out **Shopper Carebot,** our updated shopper support feature, which extends the speed and simplicity of our customer-facing Carebot to Instacart shoppers, to help solve their most frequent issues.

Product Pantry

Storefront Pro

Relaunched Sprouts.com on our new Storefront Pro solution. As part of this upgrade, we built more than 120 new features for Sprouts, including a clickable flyer and loyalty hub, in addition to 30 new customizable offer types.


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Q3’24 Financial Update Q3’24 Financial Highlights ● GTV of $8,303 million, up 11% year-over-year. ● Orders of 72.9 million, up 10% year-over-year. ● Total revenue of $852 million, up 12% year-over-year, representing 10.3% of GTV. ● Transaction revenue of $606 million, up 12% year-over-year, representing 7.3% of GTV. ● Advertising & other revenue of $246 million, up 11% year-over-year, representing 3.0% of GTV. ● GAAP gross profit of $641 million, up 14% year-over-year, representing 7.7% of GTV and 75% of total revenue. ● GAAP net income of $118 million, up $2,117 million year-over-year, representing 1.4% of GTV and 14% of total revenue. ● Adjusted EBITDA of $227 million, up 39% year-over-year, representing 2.7% of GTV and 27% of total revenue. GTV was $8,303 million, up 11% year-over-year, driven by strength across our business. The majority of our GTV increase was driven by orders of 72.9 million, up 10% year-over-year. Average order value (AOV) was $114, up 1% year-over-year. Total revenue was $852 million, up 12% year-over-year, primarily driven by GTV growth and increases in transaction revenue and advertising & other revenue as described below. 6

Transaction revenue was $606 million, up 12% year-over-year, representing 7.3% of GTV, compared to 7.2% of GTV in Q3'23. The year-over-year increase as a percent of GTV was driven by fulfillment efficiencies, partially offset by ongoing re-investment in initiatives to make our service more affordable for customers, including Super Saver delivery, and consumer incentives. Advertising & other revenue was $246 million, up 11% year-over-year, reflecting strength in emerging brand spend. Advertising & other investment rate was consistent with the prior year quarter at 3.0%. GAAP gross profit was $641 million, up 14% year-over-year, representing 7.7% of GTV and 75% of total revenue compared to 7.5% of GTV and 73% of total revenue in Q3'23. The year-over-year increase in GAAP gross profit as a percent of GTV was primarily driven by lower cost of revenue as a percent of GTV year-over-year due to elevated stock-based compensation (SBC) in connection with our IPO2 in the prior year quarter. 2In Q3’23, we expensed $17 million of SBC within cost of revenue primarily associated with the cumulative vesting of certain equity awards in connection with our IPO related to grants made before we became a public company. 7

GAAP total operating expenses were $503 million, representing 6.1% of GTV compared to 40.3% in Q3'23. The year-over-year decrease in GAAP total operating expenses as a percent of GTV was primarily due to elevated SBC in connection with our IPO3 in the prior year quarter. In Q3’24, SBC within GAAP total operating expenses represented 0.8% of GTV compared to 34.5% in Q3’23. Adjusted total operating expenses, which excludes the impact of SBC and certain other expenses, were $426 million, representing 5.1% of GTV compared to 5.6% in Q3'23. This year-over-year improvement was primarily driven by decreases in adjusted R&D related to employee cash/equity elections and reduced headcount and adjusted G&A from higher business taxes in the prior year quarter, partially offset by higher adjusted S&M from increased paid marketing, which was partially elevated due to the Olympics and other seasonal events. 3In Q3’23, we expensed $2,588 million of SBC within total operating expenses primarily associated with the cumulative vesting of certain equity awards in connection with our IPO related to grants made before we became a public company. The additional breakdown of SBC in Q3’23 by line item includes $85 million in O&S, $1,711 million in R&D, $292 million in S&M, and $500 million in G&A. 8

GAAP net income was $118 million, up $2,117 million year-over-year, representing 1.4% of GTV and 14% of total revenue. The year-over-year increase was primarily driven by elevated SBC in connection with our IPO4 in the prior year quarter. In Q3’24, total SBC was $69 million compared to $2,605 million in Q3’23. Adjusted EBITDA was $227 million, up 39% year-over-year, representing 2.7% of GTV and 27% of total revenue. The year-over-year increase was driven by a combination of strong GTV and total revenue growth, as well as adjusted total operating expense leverage. We also generated operating cash flow of $185 million, up 67% year-over-year. Q4’24 Financial Outlook Q4’24 Outlook GTV $8,500 - $8,650 million Adjusted EBITDA $230 - $240 million This GTV outlook represents year-over-year growth between 8% to 10% even as we compare against last year’s strong holiday season, as we lap a meaningful sequential step up in incentive spend in the prior year quarter, and as we account for a small impact from Ahold Delhaize’s recent outage given we power deliveries for their owned and operated websites. We have not provided the forward-looking GAAP equivalent to our adjusted EBITDA or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation and related payroll tax expenses, certain legal and regulatory accruals and settlements, and reserves for sales and other indirect taxes. Accordingly, a reconciliation of this non-GAAP guidance metric to its corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that these reconciling items could have a significant effect on future GAAP results. 4In Q3’23, we expensed $2,605 million of SBC primarily associated with the cumulative vesting of certain equity awards in connection with our IPO related to grants made before we became a public company. 9

Live Conference Call Instacart management will host a conference call to discuss the company's results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Tuesday, November 12. To access a live webcast of the conference call, please visit our Investor Relations website at https://investors.instacart.com. After the call concludes, a replay will be made available on our Investor Relations website. Forward-Looking Statements This letter and the accompanying oral presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including without limitation statements regarding our financial outlook, including GTV and adjusted EBITDA growth, trends in our business, our plans and expectations regarding products, features, and partnerships, including expansion of our capabilities and services, the expected benefits to our business from strategic partnerships, our ability to generate shareholder value, our strategic priorities, investments, and initiatives, our ability to drive sales and growth for our partners, and our share repurchase program. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. The forward-looking statements contained in this letter and the accompanying oral presentation are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our ability to achieve or maintain profitability and profitable growth; our ability to effectively manage the increasing scale, scope, and complexity of our business; our ability to operate our business and effectively manage our growth and margins under evolving and uncertain macroeconomic conditions; anticipated trends, growth rates, and challenges in our business, industry, and the markets in which we operate; our ability to attract and increase engagement of customers and shoppers; our ability to maintain and expand our relationships with retailers and advertisers; legal and governmental proceedings; new or changes to laws and regulations and other regulatory matters and developments, particularly with respect to the classification of shoppers on our platform; competition in our markets; our ability to expand our offerings to existing or new customers, retailers, and advertisers and whether retailers and advertisers launch or utilize our offerings in the manner and timing that we expect; our ability to continue to grow across our current markets and expand into new markets; our estimated market opportunity; the occurrence of any security incidents or disruptions of service on our platform or technology offerings; our ability to develop new products, offerings, features, and use cases and bring them to market in a timely manner, and whether current and prospective customers, retailers, advertisers, and shoppers will adopt these new products, offerings, features, and use cases; our reliance on key personnel and our ability to attract, integrate, and retain management and skilled personnel; our ability identify, complete and achieve anticipated benefits from acquisitions, strategic investments, collaborations, commercial arrangements, alliances or partnerships; our ability to successfully integrate other businesses or our partners’ technologies that we acquire; the impact of weather patterns; and our reliance on third-party devices, operating systems, applications, and services that we do not control; as well as other risks described from time to time in our filings with the Securities and Exchange Commission (SEC), including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 9, 2024. 10

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter and the accompanying oral presentation primarily on information available to us as of the date of this letter and the accompanying oral presentation and our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we undertake no obligation, and do not intend, to update these forward-looking statements. Key Business Metrics We use the following key business metrics to help us evaluate our business, identify trends affecting our performance, formulate business plans, and make strategic decisions. ● Gross Transaction Value (GTV):We define GTV as the value of the products sold based on prices shown on Instacart, in addition to applicable taxes, deposits and other local fees, customer tips, which go directly to shoppers, customer fees, which include flat subscription fees related to Instacart+ that are charged monthly or annually, and other fees. GTV consists of orders primarily completed through Instacart Marketplace or services that are part of the Instacart Enterprise Platform. We believe that GTV indicates the health of our business, including our ability to drive revenue and profits, and the value we provide to our constituents. ● Orders:We define an order as a completed customer transaction to purchase goods for delivery or pickup primarily from a single retailer on Instacart during the period indicated, including those completed through Instacart Marketplace or retailers’ owned and operated online storefronts that are powered by Instacart Enterprise Platform. We believe that orders are an indicator of the scale and growth of our business as well as the value we bring to our constituents. Non-GAAP Financial Measures We use the following non-GAAP financial measures in conjunction with GAAP measures to assess performance, to inform the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to discuss our business and financial performance with our board of directors. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry. 11

Adjusted EBITDA, Adjusted EBITDA as a Percent of GTV, and Adjusted EBITDA Margin.We define adjusted EBITDA as net income (loss), adjusted to exclude (i) provision for (benefit from) income taxes, (ii) interest income, (iii) other expense, net, (iv) depreciation and amortization expense, (v) stock-based compensation expense, (vi) payroll taxes related to stock-based compensation expense, (vii) certain legal and regulatory accruals and settlements, net, (viii) reserves for sales and other indirect taxes, (ix) acquisition-related expenses, and (x) issuance costs related to the issuance of our Series A Preferred Stock. We define adjusted EBITDA margin as adjusted EBITDA as a percent of total revenue. We use adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin because they are important measures upon which our management assesses our operating performance and the operating leverage in our business. Because adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance, including as an indication of our total revenue growth and operating efficiencies when compared to GTV and total revenue over time, we use them to evaluate the effectiveness of our strategic initiatives and for business planning purposes. We also believe that adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin, when taken collectively, may be useful to investors because they provide consistency and comparability with past financial performance, so that investors can evaluate our operating efficiencies by excluding certain items that may not be indicative of our business, results of operations, or outlook. In addition, we believe adjusted EBITDA is widely used by investors, securities analysts, rating agencies, and other parties in evaluating companies in our industry as a measure of operational performance. Adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin should not be considered as alternatives to net income, net income as a percent of GTV, net income as a percent of total revenue, or any other measure of financial performance calculated and presented in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin rather than net income, net income as a percent of GTV, and net income as a percent of total revenue, which are the most directly comparable GAAP measures. Some of these limitations are that each of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin: ● excludes stock-based compensation expense; ● excludes payroll taxes related to stock-based compensation expense; ● excludes depreciation and amortization expense, and although these are non-cash expenses the assets being depreciated may have to be replaced in the future, increasing our cash requirements; ● does not reflect the positive or adverse adjustments related to the reserve for sales and other indirect taxes or certain legal regulatory accruals and settlements; ● does not reflect interest income which increases cash available to us; ● does not reflect other income that may increase cash available to us; ● does not reflect other expense that includes unrealized and realized gains and losses on foreign currency exchange; and ● does not reflect provision for or benefit from income taxes that reduces or increases cash available to us. Adjusted Cost of Revenue and Adjusted Cost of Revenue as a Percent of GTV.We define adjusted cost of revenue as cost of revenue excluding depreciation and amortization expense and stock-based compensation expense. 12

Adjusted Operations and Support Expense and Adjusted Operations and Support Expense as a Percent of GTV. We define adjusted operations and support expense as operations and support expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted Research and Development Expense and Adjusted Research and Development Expense as a Percent of GTV.We define adjusted research and development expense as research and development expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted Sales and Marketing Expense and Adjusted Sales and Marketing Expense as a Percent of GTV.We define adjusted sales and marketing expense as sales and marketing expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted General and Administrative Expense and Adjusted General and Administrative Expense as a Percent of GTV.We define adjusted general and administrative expense as general and administrative expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, restructuring charges, and issuance costs related to the issuance of our Series A Preferred Stock. Adjusted Total Operating Expenses and Adjusted Total Operating Expenses as a Percent of GTV.We define adjusted total operating expenses as the sum of adjusted operations and support expense, adjusted research and development expense, adjusted sales and marketing expense, and adjusted general and administrative expense. We exclude depreciation and amortization expense and stock-based compensation expense from our non-GAAP financial measures as these are non-cash in nature. We exclude payroll taxes related to the vesting and settlement of certain equity awards, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, restructuring charges, and issuance costs related to the issuance of our Series A Preferred Stock as these are not indicative of our operating performance. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies, which reduce their usefulness as comparative measures. In addition, other companies may not publish these or similar measures. Further, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. We encourage investors to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the tables included at the end of this letter for the reconciliation of GAAP to non-GAAP results. 13

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions) As of December 31, As of September 30, 2023 2024 ASSETS Current assets: Cash and cash equivalents $ 2,137 $ 1,288 Short-term marketable securities 49 20 Accounts receivable, net 853 949 Restricted cash and cash equivalents, current 137 134 Prepaid expenses and other current assets 129 118 Total current assets 3,305 2,509 Restricted cash and cash equivalents, noncurrent 19 19 Property and equipment, net 135 192 Operating lease right-of-use assets 31 23 Intangible assets, net 77 58 Goodwill 318 318 Deferred tax assets, net 830 775 Other assets 12 32 Total assets $ 4,727 $ 3,926 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $ 72 $ 69 Accrued and other current liabilities 451 530 Operating lease liabilities, current 13 12 Deferred revenue 197 209 Total current liabilities 733 820 Operating lease liabilities, noncurrent 27 16 Other long-term liabilities 40 34 Total liabilities 800 870 Series A redeemable convertible preferred stock 177 184 Stockholders’ equity: Preferred stock — — Common stock — — Additional paid-in capital 6,382 6,600 Accumulated other comprehensive income 3 — Accumulated deficit (2,635) (3,728) Total stockholders’ equity 3,750 2,872 Total liabilities, redeemable convertible preferred stock, and stockholders’ equity $ 4,727 $ 3,926 14

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions, except share amounts, which are reflected in thousands, and per share amounts) Three Months Ended September 30, Nine Months Ended September 30, 2023 2024 2023 2024 Revenue $ 764 $ 852 $ 2,239 $ 2,495 Cost of revenue 203 211 569 617 Gross profit 561 641 1,670 1,878 Operating expenses: Operations and support 145 64 273 206 Research and development 1,850 149 2,107 449 Sales and marketing 455 213 782 600 General and administrative 568 77 696 289 Total operating expenses 3,018 503 3,858 1,544 Income (loss) from operations (2,457) 138 (2,188) 334 Other expense, net (5) — (2) (2) Interest income 23 15 57 54 Income (loss) before provision for (benefit from) income taxes (2,439) 153 (2,133) 386 Provision for (benefit from) income taxes (440) 35 (376) 77 Net income (loss) $ (1,999) $ 118 $ (1,757) $ 309 Accretion related to Series A redeemable convertible preferred stock — (2) — (7) Net income (loss) attributable to common stockholders, basic $ (1,999) $ 116 $ (1,757) $ 302 Accretion related to Series A redeemable convertible preferred stock — 2 — — Net income (loss) attributable to common stockholders, diluted $ (1,999) $ 118 $ (1,757) $ 302 Net income (loss) per share attributable to common stockholders: Basic $ (20.86) $ 0.45 $ (21.92) $ 1.13 Diluted $ (20.86) $ 0.42 $ (21.92) $ 1.06 Weighted-average shares used in computing net income (loss) per share attributable to common stockholders: Basic 95,836 259,660 80,180 266,550 Diluted 95,836 281,003 80,180 285,701 15

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions) Three Months Ended September 30, Nine Months Ended September 30, 2023 2024 2023 2024 OPERATING ACTIVITIES Net income (loss) $ (1,999) $ 118 $ (1,757) $ 309 Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization expense 11 15 33 39 Stock-based compensation expense 2,605 69 2,614 214 Provision for bad debts 9 4 18 16 Amortization of operating lease right-of-use assets 4 3 11 9 Deferred income taxes (412) 28 (394) 55 Other 4 — (3) 2 Changes in operating assets and liabilities, net of effects of business acquisitions: Accounts receivable (86) (63) (17) (112) Prepaid expenses and other assets 3 15 14 (7) Accounts payable 10 13 (31) (3) Accrued and other current liabilities (11) (2) (108) 18 Deferred revenue 2 (5) 22 13 Operating lease liabilities (4) (5) (11) (12) Other long-term liabilities (25) (5) (38) (7) Net cash provided by operating activities 111 185 353 534 INVESTING ACTIVITIES Purchases of marketable securities (10) (20) (90) (25) Maturities of marketable securities 83 10 274 54 Purchases of property and equipment, including capitalized internal-use software (16) (14) (38) (52) Other investing activities — (2) — (3) Net cash provided by (used in) investing activities 57 (26) 146 (26) FINANCING ACTIVITIES Proceeds from the issuance of common stock upon initial public offering, net of underwriting discounts 401 — 401 — Proceeds from the issuance of Series A redeemable convertible preferred stock 175 — 175 — Taxes paid related to net share settlement of equity awards (570) (3) (570) (92) Proceeds from exercise of stock options 3 2 3 76 Changes in advances from payment card issuer — 57 — 57 Deferred offering costs paid (2) — (3) — Repurchases of common stock — (357) — (1,397) Net cash provided by (used in) financing activities 7 (301) 6 (1,356) Effect of foreign exchange on cash, cash equivalents, and restricted cash and cash equivalents (3) 2 — (4) Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents 172 (140) 505 (852) Cash, cash equivalents, and restricted cash and cash equivalents - beginning of period 1,932 1,581 1,599 2,293 Cash, cash equivalents, and restricted cash and cash equivalents - end of period $ 2,104 $ 1,441 $ 2,104 $ 1,441 16

MAPLEBEAR INC. DBA INSTACART KEY BUSINESS METRICS AND RECONCILIATION OF GAAP TO NON-GAAP RESULTS (unaudited, in millions) Three Months Ended September 30, 2023 2024 Gross transaction value $ 7,494 $ 8,303 Orders 66.2 72.9 Net income (loss) $ (1,999) $ 118 Provision for (benefit from) income taxes (440) 35 Interest income (23) (15) Other expense, net 5 — Depreciation and amortization expense 11 15 Stock-based compensation expense 2,605 69 Payroll taxes related to stock-based compensation (1) 24 3 Certain legal and regulatory accruals and settlements, net (2) — 2 Reserves for sales and other indirect taxes (3) (23) (1) Acquisition-related expenses — 1 Other (4) 3 — Adjusted EBITDA $ 163 $ 227 Net income (loss) as a percent of GTV (26.7)% 1.4 % Adjusted EBITDA as a percent of GTV 2.2% 2.7 % Total revenue $ 764 $ 852 Net income (loss) as a percent of total revenue (262)% 14 % Adjusted EBITDA margin 21% 27% (1) Represents employer payroll taxes related to the vesting and settlement of certain equity awards. (2) Represents certain legal, regulatory, and policy expenses related to worker classification matters. (3) Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers. (4) Represents issuance costs related to the issuance of our Series A Preferred Stock. 17

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended				
	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024
Cost of revenue	$ 203	$ 195	$ 206	$ 200	$ 211
Depreciation and amortization expense	(7)	(6)	(7)	(8)	(10)
Stock-based compensation expense	(17)	(1)	(2)	(2)	(2)
Adjusted cost of revenue	$ 179	$ 188	$ 197	$ 190	$ 199
Cost of revenue as a percent of GTV	2.7 %	2.5 %	2.5 %	2.4 %	2.5 %
Adjusted cost of revenue as a percent of GTV	2.4 %	2.4 %	2.4 %	2.3 %	2.4 %
Operations and support	$ 145	$ 71	$ 73	$ 69	$ 64
Depreciation and amortization expense	—	—	(1)	—	—
Stock-based compensation expense [1]	(85)	(5)	—	(5)	(4)
Payroll taxes related to stock-based compensation [2]	(2)	—	(1)	(1)	—
Restructuring charges [3]	—	—	(2)	—	—
Adjusted operations and support	$ 58	$ 66	$ 69	$ 63	$ 60
Operations and support as a percent of GTV	1.9 %	0.9 %	0.9 %	0.8 %	0.8 %
Adjusted operations and support as a percent of GTV	0.8 %	0.8 %	0.8 %	0.8 %	0.7 %
Research and development	$ 1,850	$ 205	$ 115	$ 185	$ 149
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(2)
Stock-based compensation expense [1]	(1,711)	(85)	21	(75)	(45)
Payroll taxes related to stock-based compensation [2]	(14)	—	(8)	(3)	(2)
Restructuring charges [3]	—	—	(9)	—	—
Adjusted research and development	$ 124	$ 119	$ 118	$ 106	$ 100
Research and development as a percent of GTV	24.7 %	2.6 %	1.4 %	2.3 %	1.8 %
Adjusted research and development as a percent of GTV	1.7 %	1.5 %	1.4 %	1.3 %	1.2 %
Sales and marketing	$ 455	$ 179	$ 184	$ 203	$ 213
Depreciation and amortization expense	(2)	(2)	(2)	(2)	(2)
Stock-based compensation expense [1]	(292)	(22)	(9)	(23)	(14)
Payroll taxes related to stock-based compensation [2]	(2)	—	(2)	(1)	(1)
Restructuring charges [3]	—	—	(3)	—	—
Adjusted sales and marketing	$ 159	$ 155	$ 168	$ 177	$ 196
Sales and marketing as a percent of GTV	6.1 %	2.3 %	2.2 %	2.5 %	2.6 %
Adjusted sales and marketing as a percent of GTV	2.1 %	2.0 %	2.0 %	2.2 %	2.4 %

Q3 2024

18

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS (CONTINUED)

(unaudited, in millions)

	Three Months Ended				
	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024
General and administrative	$ 568	$ 107	$ 98	$ 114	$ 77
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense [1]	(500)	(29)	(19)	(31)	(4)
Payroll taxes related to stock-based compensation [2]	(6)	—	(2)	(1)	—
Certain legal and regulatory accruals and settlements, net [4]	—	(2)	(3)	(4)	(2)
Reserves for sales and other indirect taxes [5]	23	1	1	2	1
Acquisition-related expenses	—	—	—	—	(1)
Restructuring charges [3]	—	—	(4)	—	—
Other [6]	(3)	—	—	—	—
Adjusted general and administrative	$ 81	$ 76	$ 70	$ 79	$ 70
General and administrative as a percent of GTV	7.6 %	1.4 %	1.2 %	1.4 %	0.9 %
Adjusted general and administrative as a percent of GTV	1.1 %	1.0 %	0.8 %	1.0 %	0.8 %
Total operating expenses	$ 3,018	$ 562	$ 470	$ 571	$ 503
Depreciation and amortization expense	(4)	(4)	(5)	(4)	(5)
Stock-based compensation expense [1]	(2,588)	(141)	(7)	(134)	(67)
Payroll taxes related to stock-based compensation [2]	(24)	—	(13)	(6)	(3)
Certain legal and regulatory accruals and settlements, net [4]	—	(2)	(3)	(4)	(2)
Reserves for sales and other indirect taxes [5]	23	1	1	2	1
Acquisition-related expenses	—	—	—	—	(1)
Restructuring charges [3]	—	—	(18)	—	—
Other [6]	(3)	—	—	—	—
Adjusted total operating expenses	$ 422	$ 416	$ 425	$ 425	$ 426
Total operating expenses as a percent of GTV [7]	40.3 %	7.1 %	5.6 %	7.0 %	6.1 %
Adjusted total operating expenses as a percent of GTV [7]	5.6 %	5.3 %	5.1 %	5.2 %	5.1 %

[1] The first quarter of 2024 includes a benefit related to the reversal of previously recognized stock-based compensation expense of $4 million, $79 million, $8 million, $4 million, and $95 million for O&S, R&D, S&M, G&A, and total operating expenses, respectively, for unvested equity awards for executive departures in the first quarter of 2024 and for terminated employees in connection with the restructuring plan initiated in the first quarter of 2024, as applicable.

[2] Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

[3] Represents severance payments and other related benefits for terminated employees in connection with the restructuring plan.

[4] Represents certain legal, regulatory, and policy expenses related to worker classification matters.

[5] Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

[6] Represents issuance costs related to the issuance of our Series A Preferred Stock.

[7] Totals of percent of GTV may not foot due to rounding.

Q3 2024

19